The information in this prospectus supplement is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and they are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.



                Subject to completion, dated November 15, 2001



PROSPECTUS SUPPLEMENT
(To Prospectus dated November 15, 2001)

                                       $

                             Roslyn Bancorp, Inc.

                       % Senior Notes Due        , 2008

                                 -------------

         Roslyn Bancorp, Inc. (referred to as Roslyn) is offering and selling
    % Senior Notes due (referred to as the notes). The notes offered by this prospectus supplement will be issued in denominations of $1,000 and integral
multiples of $1,000 in excess thereof, will mature on         , 2008 and
will bear interest at a fixed rate of % per annum. Interest on the notes is
payable semiannually on        and       of each year, beginning       ,      .
The notes may not be redeemed, in whole or in part, prior to maturity.

         The notes will be unsecured obligations of ours and will rank junior to our secured obligations and will rank equally with any of our other unsecured and senior indebtedness.

         THE NOTES ARE NOT DEPOSITS OR OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS TO WHICH IT RELATES IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

==============================================================================
                          Public offering   Underwriting   Proceeds to Roslyn
                              price(1)      commission(2)      Bancorp(3)
------------------------------------------------------------------------------
Per note................       100%              %                %
------------------------------------------------------------------------------
Total...................         $               $                $
==============================================================================

(1)  Plus accrued interest from            , 2001, if settlement occurs after
     that date.
(2) Roslyn has agreed to indemnify the underwriter against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(3)  Before deducting expenses of the offering, estimated at           .

         The notes are offered by Sandler O'Neill & Partners, L.P. (referred to as the underwriter) subject to prior sale, when, as and if issued to and accepted by the underwriter and subject to approval of certain legal matters by counsel for the underwriter and to certain other conditions. The underwriter reserves the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the notes in book-entry form will be made through the facilities of The Depository Trust Company on or about , 2001 against payment therefor in immediately available funds.


                            ----------------------

                       Sandler O'Neill & Partners, L.P.

                            ----------------------

           The date of this prospectus supplement is November   , 2001

         This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of the notes we are offering and certain other matters relating to us and our business. The second part, the accompanying prospectus, gives more general information about our debt securities, some of which does not apply to the notes we are offering. If the description of the notes varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

         You should rely only on the information contained in this prospectus supplement and the accompanying prospectus and the information that we have referred you to. We have not authorized anyone to provide you with any other information. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus or any document incorporated by reference herein or therein is accurate only as of the date on the front cover of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date.

         You should not consider this prospectus supplement or the prospectus to be an offer or solicitation relating to the notes in any jurisdiction in which such an offer or solicitation is not authorized. Furthermore, you should not consider this prospectus supplement or the prospectus to be an offer or solicitation relating to the notes if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

         Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to "Roslyn," "we," "us," "our" or similar references mean Roslyn Bancorp, Inc. and references to "Roslyn Bank" or the "Bank" mean The Roslyn Savings Bank.

                          FORWARD-LOOKING STATEMENTS

         This prospectus supplement, including information included or incorporated by reference, contains statements which are not historical facts but "forward-looking statements," as that term is defined in the Private Securities Litigation Reform Act of 1995, with respect to our financial condition, results of operations, plans, objectives, future performance and business. These forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents that we file with the SEC from time to time.

         These forward-looking statements may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated," "intend" and "potential." Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition, expected or anticipated revenue, results of operations and our business, including with respect to:

          o earnings growth (on the basis of generally accepted accounting principles in the United States, or "GAAP," and on a cash basis);
          o    level of non-performing loans;
          o    revenue growth in retail
               banking, lending and other areas;
          o origination volume in our consumer, commercial and other lending businesses;
          o    results of operations from real estate joint ventures;
          o    current and future capital management programs;
          o non-interest income levels, including fees from services and product sales;
          o    tangible capital generation;
          o    market share;
          o    expense levels; and

          o    other business operations and strategies,

each of which are subject to various factors which could cause actual results to differ materially from these estimates. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain.

         Factors which could have a material adverse effect on our operations and those of our subsidiaries include, but are not limited to, changes in:

         o    interest rates;
         o    general economic conditions;
         o    monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board;
         o    the economic condition of the New York metropolitan region as a result of the recent terrorist attacks on the World Trade
              Center towers and the resulting damage to lower Manhattan;
         o the quality or composition of the loan or investment portfolios;
         o    demand for loan products;
         o    deposit flows;
         o    real estate values;
         o    the level of defaults;
         o losses and prepayments on loans held by us in portfolio or sold in the secondary markets;
         o demand for financial services in our market area; o calls of higher yielding assets in our investment portfolio;
         o    competition;
         o changes in accounting principles, policies, practices or guidelines;
         o    changes in legislation or regulation; and
         o other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services.

         These forward-looking statements are made as of the date of the applicable document, and, except as required by applicable law, we assume no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements. You should consider these risks and uncertainties in evaluating forward-looking statements and you should not place undue reliance on these statements.

                             ROSLYN BANCORP, INC.

         Roslyn Bancorp, Inc. is the parent holding company for The Roslyn Savings Bank. The Bank is a New York state chartered savings bank whose deposits are insured up to applicable limits by the Federal Deposit Insurance Corporation. The Bank operates through 27 banking offices in Kings, Queens, Nassau and Suffolk counties in New York. As of September 30, 2001, Roslyn had total consolidated assets of approximately $8.5 billion, total consolidated deposits of approximately $4.4 billion and total consolidated stockholders' equity of approximately $635.9 million.

         Roslyn's principal executive offices are located at One Jericho Plaza, Jericho, New York 11753 and its telephone number is (516) 942-6000.

         Additional information about Roslyn and its subsidiaries is included in documents incorporated by reference in this prospectus supplement and the accompanying prospectus. See "Where You Can Find More Information" in the accompanying prospectus.

                     SELECTED CONSOLIDATED FINANCIAL DATA

         The following summary sets forth unaudited selected consolidated financial data for Roslyn and its subsidiaries for the nine months ended September 30, 2001 and 2000 and for each of the years in the five-year period ended December 31, 2000. The selected consolidated financial data for the five years ended December 31, 2000 have been derived from Roslyn's consolidated financial statements, which have been audited by KPMG LLP, independent auditors. Income statement data for the nine-month periods ended September 30, 2001 and 2000, and balance sheet data as of September 30, 2001 and September 30, 2000, are derived from the unaudited consolidated financial statements and include, in the opinion of management, all normal recurring adjustments necessary to present fairly the data for such periods. The operating results for the nine months ended September 30, 2001 are not necessarily indicative of the results you can expect for the full fiscal year ending December 31, 2001. The following summary should be read in conjunction with the consolidated financial statements of Roslyn and the notes thereto included in the documents incorporated herein by reference. See "Where You Can Find More Information" in the accompanying prospectus. All per common share amounts and associated ratios have been adjusted to reflect Roslyn's three-for-two common stock split paid on August 22, 2001.



                                   At or For the
                                 Nine Months Ended
                                   September 30,                      At or For the Year Ended December 31,
                                -------------------     ------------------------------------------------------------
                                  2001        2000         2000         1999         1998        1997         1996
                                -------     -------     ---------    ---------     --------    --------     --------
                                                              (Dollars in thousands, except per share amounts)
Selected Financial Condition
   Data:


Total assets                  $8,523,658   $7,304,112   $7,664,269  $7,725,183   $7,799,719   $7,429,374   $6,877,580
Money market investments           6,500       42,100      19,800       30,800       38,079          75     1,114,240
Debt securities, net(1):
    Held-to-maturity                  --           --          --           --       26,965      44,022        55,562
    Available-for-sale           264,673      330,900     711,744      340,655      349,778     487,711       633,819
Equity securities;
    Available-for-sale           453,568      400,169     374,967      388,546      445,584     298,968       190,523
Mortgage-backed and mortgage
   related securities, net
   (1):
    Held-to-maturity                  --           --          --           --    1,250,266   1,377,401     1,231,932
    Available-for-sale         3,558,109    2,007,870   2,089,983    2,801,284    1,795,833   2,024,729     1,263,812
Loans held-for-sale, net           2,559       11,593         822       62,852       81,725      17,014        16,783
Loans receivable held for
   investment, net (2)         3,805,368    4,057,429   4,046,332    3,808,307    3,583,742   3,000,539     2,118,053
Deposits                       4,399,721    3,985,493   4,076,781    4,045,612    4,218,982   4,144,598     4,299,048
Roslyn Bancorp, Inc.
   non-depository stock
   subscriptions                      --           --          --           --           --          --     1,356,911
Borrowed funds                 3,328,953    2,599,954   2,855,025    2,844,541    2,527,847   2,265,029       639,664
Stockholders' equity (3)         635,879      556,867     580,714      637,659      853,366     854,545       453,387


Selected Operating Data:
Interest income                 $426,554     $401,614    $539,822     $527,766     $546,744    $480,376      $358,877
Interest expense                 264,648      251,809     342,131      315,194      343,804     289,679       215,533
                                 -------      -------     -------      -------      -------     -------       -------
Net interest income before
   provision for loan losses     161,906      149,805     197,691      212,572      202,940     190,697       143,344
Provision for loan losses            350        1,000       1,000           --        1,500       1,400         3,400
                                     ---        -----       -----       ------        -----       -----         -----
Net interest income after
   provision for loan losses     161,556      148,805     196,691      212,572      201,440     189,297       139,944
Non-interest income (4)           20,797        4,312       6,218       25,618       34,912      21,353        19,665
Non-interest expense (4)(5)       57,374       65,296      81,622      170,671       89,407     103,219        76,847
                                 -------      -------     -------      -------      -------     -------       -------
Income before provision for
   income taxes and
   extraordinary item            124,979       87,821     121,287       67,519      146,945     107,431        82,762
Provision for income taxes        39,862       22,020      31,388       43,657       51,402      39,313        31,613
                                 -------       ------      ------       ------       ------      ------        ------
Income before extraordinary
   item                           85,117       65,801      89,899       23,862       95,543      68,118        51,149
Extraordinary item, net of
   tax-prepayment penalty on
   debt extinguishment           (4,311)           --          --      (4,236)           --          --            --
                                 -------      -------     -------      -------      -------     -------       -------
Net income                       $80,806      $65,801     $89,899      $19,626      $95,543     $68,118       $51,149
                                 =======      =======     =======      =======      =======     =======       =======
Basic earnings per share           $0.93        $0.69       $0.96        $0.18        $0.88       $0.61           N/A
Diluted earnings per share         $0.92        $0.68       $0.95        $0.18        $0.86       $0.59           N/A





                                   At or For the
                                 Nine Months Ended
                                   September 30,                      At or For the Year Ended December 31,
                                -------------------     ------------------------------------------------------------
                                  2001        2000         2000         1999         1998        1997         1996
                                -------     -------     ---------    ---------     --------    --------     --------
                                                              (Dollars in thousands, except per share amounts)

Selected Financial and Other
   Data (6):
   Performance Ratios
     Excluding
     Restructuring, Merger
     Related Charges and
     Extraordinary Item
     (7)(8):
     Return on average assets         1.40%         1.31%       1.30%       1.39%        1.22%      1.12%       1.01%
     Return on average
       stockholders' equity          18.70         16.91       17.11       13.89        11.20       9.13(15)   12.17
     Average stockholders'
       equity to average
       assets                         7.50          7.74        7.61        9.97        10.90      12.31        8.31
     Stockholders' equity to
       total assets                   7.46          7.62        7.58        8.25        10.94      11.50        6.59
     Net interest rate
       spread (9)                     2.37          2.21        2.20        2.27         2.07       2.27        2.50
     Net interest margin (10)         2.75          2.72        2.69        2.82         2.66       2.92        2.92
     Average
       interest-earning
       assets to average
       interest-bearing
       liabilities                  108.47        111.09      110.53      113.23       113.18     114.77      109.54
     Operating expenses to
       average assets (4)             0.94          0.84        0.92        0.98         1.15       1.34        1.51
     Net interest income to
       operating expenses (4)       282.58        283.20      285.85      282.69       226.19     211.79      187.68
     Efficiency ratio (4)(11)        32.02         31.51       31.56       32.14        40.79      44.17       48.55
     Dividend payout ratio           36.96         44.12       42.96      190.74        58.91      51.12           --
   Cash Basis Performance
     Ratios Excluding
     Restructuring, Merger
     Related Charges and
     Extraordinary Item
     (7)(8)(12):
     Return on average assets         1.51%         1.42%       1.40%       1.50%        1.43%      1.45%       1.10%
     Return on average
       stockholders' equity          20.13         18.38       18.45       15.07        13.15      11.76(16)   13.21
     Operating expenses to
       average assets (4)             0.84          0.84        0.83        0.87         0.94       1.10        1.43
     Net interest income to
       operating expenses (4)       318.48        319.84      319.38      319.01       276.01     257.43      197.85
     Efficiency ratio (4)(11)        28.41         27.90       28.24       28.48        33.43      36.34       46.05
   Asset Quality Ratios and
     Data:
     Total non-performing
       loans (13)                $12,136       $11,497     $9,780      $18,963      $22,074     $20,225       $21,369
     Real estate owned, net          362           211        293           --        1,176       1,197         4,962
                                --------      --------   --------      -------     --------    --------      --------
     Total non-performing
       assets (14)               $12,498       $11,708    $10,073      $18,963      $23,250     $21,442       $26,331
                                 =======       =======    =======      =======      =======     =======       =======
     Non-performing loans as
       a percent of loans
       (13)                            0.32%         0.28%      0.24%        0.49%        0.61%       0.67%         0.96%
     Non-performing assets
       as a percent of total
       assets (14)                     0.15          0.16       0.13         0.25         0.30        0.29          0.38
     Allowance for loan
       losses as a percent
       of loans (2)                    1.05          0.99       0.99         1.04         1.11        1.28          1.69
     Allowance for loan
       losses as a percent
       of total
       non-performing loans
       (2)(13)                       332.51        353.61     414.36       211.75       182.15      192.56        176.38
   Other Data:
     Tier 1 risk-based
       capital (17)                   13.73%        15.21%     15.40%       20.15%       30.47%      37.55%        18.50%(18)
     Total risk-based
       capital (17)                   14.64%        16.27%     16.40%       21.24%       31.73%      38.80%        19.75%(18)
     Tier 1 leverage (17)              7.25%         7.66%      8.14%        9.52%       15.66%      18.87%         8.70%(18)

------------

(1) Debt securities, net and mortgage backed and mortgage related securities, net include securities having an aggregate amortized cost of $1.27 billion that were transferred from held-to-maturity to available-for-sale in 1999.

(2) All loans receivable held for investment are presented net of the allowance for loan losses, which, at September 30, 2001, September 30, 2000, December 31, 2000, 1999, 1998, 1997 and 1996 were $40.4 million,
       $40.7 million, $40.5 million, $40.2 million, $40.2 million, $38.9 million and $37.7 million, respectively.

(3) The amount at December 31, 1996 represents the retained earnings of The Roslyn Savings Bank and subsidiaries and stockholders' equity of T R Financial Corp.

(4) Certain reclassifications were made to the 2000, 1999, 1998, 1997 and 1996 amounts to conform to the 2001 presentation.

(5) Included in 2000 is a $12.0 million restructuring charge relating to the divestiture of Roslyn National Mortgage Corporation ("RNMC"). Included in 1999 is $89.2 million of merger related costs and a $5.9 million restructuring charge. Included in 1997 is a $12.7 million charitable contribution to The Roslyn Savings Foundation and a $4.6 million pre-tax charge for a settlement agreement, including professional fees related thereto, with the New York State Banking Department regarding certain loan and origination fee practices by RNMC.

(6) Asset quality ratios are end of year or nine-month period ratios, with the exception of all ratios that are based on average balances during the indicated year or nine-month period.

(7) All performance ratios for the year ended December 31, 1997 exclude the $7.4 million after-tax effect of the shares contributed to The Roslyn Savings Foundation.

(8) Excludes, net of tax, a year-end 2000 restructuring charge related to the divestiture of RNMC, 1999 merger related costs associated with the acquisition of T R Financial Corp., a 1999 restructuring charge in connection with an early retirement program for Bank employees and extraordinary charges related to financial liability repositioning for 2001 and 1999.

(9) The net interest rate spread represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of average interest-bearing liabilities. The weighted average cost also includes the effect of the Bank's payment of a special interest payment which ranged from 5% to 25% of the interest paid on savings and NOW accounts for the years ended December 31, 1999 and prior. Additionally, such special interest payment was not paid on T R Financial Corp. accounts. No such special interest payment was paid in 2000 or 2001.

(10) The net interest margin represents net interest income as a percent of average interest-earning assets. Net interest also includes the effect of the Bank's payment of a special interest payment which ranged from 5% to 25% of the interest paid on savings and NOW accounts for the years ended December 31, 1999 and prior. Additionally, such special interest payment was not paid on T R Financial Corp. accounts. No such special interest payment was paid in 2000 or 2001.

(11) The efficiency ratio represents the ratio of general and administrative expenses, divided by the sum of net interest income and non-interest income, adjusted by securities gains or losses, sales of fixed assets and servicing impairment provisions.

(12) Excludes non-cash charges related to the establishment of The Roslyn Savings Foundation, goodwill amortization and amortization relating to certain employee stock benefit plans.

(13) Non-performing loans consist of all non-accrual loans and all other loans 90 days or more past due. It is the Bank's policy generally to cease accruing interest on all loans 90 days or more past due.

(14) Non-performing assets consist of non-performing loans and real estate owned, net.

(15) The ratio shown assumes that the conversion was completed on January 1, 1997. The actual return on average stockholders' equity based on the January 10, 1997 conversion date was 9.30%.

(16) The ratio shown assumes that the conversion was completed on January 1, 1997. The actual cash basis return on average stockholders' equity based on the January 10, 1997 conversion date was 11.98%.

(17) Calculated as if Roslyn were subject to the Federal Reserve Board's capital adequacy guidelines applicable to bank holding companies.

(18)   For Bank only.

                                CAPITALIZATION

         The following table sets forth the actual consolidated capitalization of Roslyn and its subsidiaries at September 30, 2001, and Roslyn's capitalization as of that date, as adjusted to reflect the sale of the notes offered hereby and the application of the proceeds therefrom. The table should be read in conjunction with Roslyn's consolidated financial statements and notes thereto, included in the documents incorporated by reference herein and in the accompanying prospectus. See "Where You Can Find More Information" in the accompanying prospectus.



                                                                                      At September 30, 2001
                                                                                   --------------------------
                                                                                    Actual         As Adjusted
                                                                                   --------      -------------
                                                                                         (In thousands)
Liabilities:
     Liabilities other than notes offered hereunder........................       $7,887,779       $7,887,779
     Notes offered hereby..................................................               --
                                                                                  ----------       ----------
         Total liabilities.................................................       $7,887,779       $
                                                                                  ==========       ==========
   Stockholders' equity:
     Preferred stock, $0.01 par value, 10,000,000 shares authorized; none
       issued............................................................                 --               --
     Common stock, $0.01 par value, 200,000,000 shares authorized;
       118,811,472 shares issued and 89,830,947 shares outstanding at
       September 30, 2001................................................              1,188            1,188
     Additional paid-in-capital..........................................            506,970          506,970
     Retained earnings - partially restricted............................            572,702          572,702
     Accumulated other comprehensive income:
         Net unrealized gain on securities available-for-sale,
           net of tax....................................................             12,455           12,455
     Unallocated common stock held by Employee Stock Ownership Plan......            (45,286)         (45,286)
     Unearned common stock held by Stock-Based Incentive Plan............            (11,040)         (11,040)
     Common stock held by Supplemental Executive Retirement Plan and Trust, at cost (553,080 shares at
       September 30, 2001)...............................................             (4,535)          (4,535)
     Treasury stock, at cost (28,980,525 shares at
       September 30, 2001)...............................................           (396,575)        (396,575)
                                                                                  ----------       ----------
         Total stockholders' equity......................................            635,879          635,879
                                                                                  ----------       ----------
                  Total liabilities and stockholders' equity.............         $8,523,658        $
                                                                                  ==========       ==========

                                USE OF PROCEEDS

         We intend to use the net proceeds from the sale of the notes for general corporate purposes, including repurchasing our outstanding common stock, financing possible acquisitions of branches or other financial institutions or financial service companies, extending credit to or funding investments in our subsidiaries and repaying, reducing or refinancing indebtedness.

                             DESCRIPTION OF NOTES

         The following description is not intended to be a complete description of the notes. You should read the following description, the accompanying prospectus and the indenture (as defined below) to help you understand the terms of the notes offered hereby.

General

         The notes offered pursuant to this prospectus supplement are a series of senior debt securities issued under an indenture, dated as of November , 2001, the "indenture," between us and JPMorgan Chase Bank, as trustee. The notes will initially be limited to an aggregate principal amount of $ . The notes will be issued only in fully registered form without coupons, in minimum denominations of $1,000 and in integral multiples of $1,000 in excess thereof. We do not intend to apply for listing of the notes on any securities exchange.

         The notes are unsecured obligations of ours and will rank junior to our secured obligations and will rank equally with all of our other unsecured and senior indebtedness. The notes are not deposits or other obligations of a bank or savings association and are not insured or guaranteed by the FDIC or any other governmental agency. In addition, because we are a holding company, the notes are effectively subordinated to all existing and future liabilities of our subsidiaries, including deposits of our subsidiaries.

         As of the date of this prospectus supplement, we may offer an aggregate principal amount of $200 million of either notes (including these notes), subordinated notes or trust preferred securities under the registration statement of which this prospectus supplement and the accompanying prospectus are a part. We may, without notice to or consent of the holders or beneficial owners of the notes, issue additional notes having the same ranking as the notes. Any such additional notes issued under the indenture which have the same interest rate, maturity, and other terms as the notes will be considered part of the same series of notes under the indenture as these notes.

         The notes may not be redeemed, in whole or in part, prior to maturity. The redemption price for the notes at maturity will be 100% of the principal amount of each note plus accrued interest to the date of redemption. The notes are not subject to any sinking fund.

         The notes will bear interest at a fixed rate of     % per annum,
starting on            , 2001, to but excluding their maturity date, which is
              , 2008.  Interest on the notes will be payable semiannually
on           and                of each year, starting on          , 2002.
All payments of interest will be made to the persons in whose names the notes are registered on the 15th day prior to the applicable interest payment date, whether or not such day is a business day. A "business day" means any day other than a Saturday or a Sunday, or a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to remain closed.

         We will compute the amount of interest payable for any full semiannual period on the basis of a 360-day year of twelve 30-day months. The amount of interest payable for any partial semiannual period will be computed based on the actual days elapsed during that period.

         If any interest payment date or the date of maturity of the notes is not a business day, then we will pay the amount payable on that date on the next succeeding day that is a business day, without making any additional interest or other payments because of the delay.

         Payments of principal, interest and other amounts on the notes issued in book-entry form will be made as described below under "Book-Entry Issuance." If any notes are issued in definitive form, payments of principal, interest and other amounts on the notes will be made as described below under "-- Definitive Notes."

         The restrictive covenant and defeasance provisions of the indenture described under "-- Senior Debt Securities - Restrictive Covenants" and "-- Senior Debt Securities - Defeasance" in the accompanying prospectus will apply to the notes.

Events of Default

         The following are events of default under the indenture with respect to the notes:

         o default in the payment of any principal or premium on the notes when due;

         o default in the payment of any interest on the notes when due, which continues for 30 days;

         o default in the performance of any other obligation contained in the indenture for the benefit of the notes, which continues for 60 days after written notice;

         o default in the payment of any of our other indebtedness or the indebtedness of any bank subsidiary of ours that has total assets equal to 30% or more of our assets (a "principal constituent bank") (whether currently existing or created in the future) having an aggregate principal amount of $5,000,000 or more which results in the acceleration of that indebtedness and such acceleration has not been annulled or rescinded within 30 days of the notice of such acceleration; and

         o specified events in bankruptcy, insolvency or reorganization of us or any principal constituent bank.

         Currently, our only principal constituent bank is Roslyn Bank.

         If an event of default with respect to the notes (other than an event of default arising from specified events in bankruptcy of us or any principal constituent bank) occurs and is continuing, the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding notes may declare the principal thereof, premium, if any, and all unpaid interest therein to be due and payable immediately. In an event of default with respect to the notes arising from specified events in bankruptcy of us or any principal constituent bank occurs, then the principal thereof, premium, if any, and all unpaid interest thereon shall be immediately due and payable immediately without any declaration or other action on the part of the trustee or any holder of the notes.

Definitive Notes

         The notes will be issued only as fully-registered securities registered in the name of Cede & Co., who is the agent for The Depositary Trust Company ("DTC"), who will be the depositary for all of the notes. For more information see "Book-Entry Issuance" on page S-11 of this prospectus supplement. If DTC discontinues providing its services as a securities depositary with respect to the notes and a successor securities depositary is not obtained, or, if we, at our option, decide to discontinue use of the system of book-entry transfers through DTC, then the beneficial owners of the notes will be properly notified that definitive certificates of the notes are available. The beneficial owners of the notes will then be entitled (1) to receive physical delivery in certificated form of notes equal in principal amount to their beneficial interest and (2) to have the definitive certificates of the notes registered in their names. The definitive certificates will be issued in minimum denominations of $1,000 and integral multiples of $1,000 in excess of that amount. Definitive certificates will be registered in the name or names of the person or persons DTC specifies in a written instruction to the registrar of the certificates. DTC may base its instruction upon directions it receives from its participants. Thereafter, the holders of the definitive certificates will be recognized as the "holders" of the notes under the indenture.

         The indenture provides for the replacement of a mutilated, lost, stolen or destroyed definitive certificate, so long as the applicant furnishes us and the trustee with such evidence of ownership and such security and indemnity that we and the trustee require at that time.

         In the event definitive certificates are issued, the holders of the definitive certificates will be able to receive payments of principal, interest and other amounts, if any, on the notes at the office of our paying agent. Our paying agent is currently the corporate trust office of the trustee, currently located at 450 West 33rd Street, 15th Floor, New York, New York 10001. At our option, however, payment of interest may be made by check mailed to the address of the person entitled to the interest payment as it appears in the security register for the notes or by wire transfer of funds to that person at an account maintained within the United States.

         We will have the right to require a holder of notes, in connection with any payment on the notes, to certify information to us or, in the absence of such certification, we will be entitled to rely on any legal presumption to enable us to determine our obligation, if any, to deduct or withhold taxes, assessments or governmental charges from such payment. We may at any time designate additional paying agents, remove any paying agents, or approve a change in the office through which any paying agent acts, except that we will be required to maintain a paying agent in each place of payment for any series. All monies we pay to a paying agent for the payment of principal, interest or other amounts on a note which remains unclaimed at the end of two years after the principal, interest or other amount has become due and payable will be repaid to us. After this time, the holder of the note will be able to look only to us for payment.

         In the event definitive certificates are issued, the holders of the definitive certificates will be able to transfer their notes, in whole or in part, by surrendering the definitive certificates of the notes for registration of transfer at the office of the trustee, duly endorsed by or accompanied by a written instrument of transfer in form satisfactory to us and the securities registrar. Upon surrender, we will execute, and the trustee will authenticate and deliver new definitive certificates of the notes to the designated transferee in the amount being transferred, and new definitive certificates of the notes for any amount not being transferred will be issued to the transferor. We will not charge any fee for the registration of transfer or exchange, except that we may require the payment of an amount sufficient to cover any applicable tax or other governmental charge payable in connection with the transfer.

Regarding the Trustee

         We maintain banking relations with the trustee. In addition, the Bank maintains deposit accounts and correspondent banking relations with the trustee.

         The occurrence of any default under the indenture could create a conflicting interest for the trustee under the Trust Indenture Act. If that default has not been cured or waived within 90 days after the trustee has or acquired a conflicting interest, the trustee would generally be required by the Trust Indenture Act to eliminate that conflicting interest or resign as trustee with respect to the notes issued under the indenture. If the trustee resigns, we are required to promptly appoint a successor trustee with respect to the notes.

         The Trust Indenture Act also imposes certain limitations on the right of the trustee, as a creditor of ours, to obtain payment of claims in certain cases, or to realize on certain property received in respect to any cash claim or otherwise. The trustee will be permitted to engage in other transactions with us, provided that, if it acquires a conflicting interest within the meaning of Section 310 of the Trust Indenture Act, it must generally either eliminate that conflict or resign.

Governing Law

         The indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

                              BOOK-ENTRY ISSUANCE

         DTC will act as securities depositary for all of the notes. The notes will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC's nominee). One or more fully-registered global certificates will be issued for the notes, representing in the aggregate the total aggregate principal amount of notes and each global certificate will be deposited with DTC or its agent.

         DTC is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with direct participants, either directly or indirectly, through indirect participants. The rules applicable to DTC and its participants are on file with the SEC.

         Purchases of the notes within the DTC system must be made by or through direct participants, which will receive a credit for the notes on DTC's records. The ownership interest of each actual purchaser of each note and the beneficial owner is in turn to be recorded on the direct and indirect participants' records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners are expected to receive written confirmation providing details of the transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owners purchased notes. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in notes, except in the event that use of the book-entry system for a series of notes is discontinued.

         DTC has no knowledge of the actual beneficial owners of the notes. DTC's records reflect only the identity of the direct participants to whose accounts such notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping an account of their holdings on behalf of their customers.

         Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners and the voting rights of direct participants, indirect participants and beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

         Redemption notices will be sent to Cede & Co., as the registered holder of the notes.

         Although voting with respect to the notes is limited to the holders of record of the notes, in those instances in which a vote is required neither DTC nor Cede & Co. will itself consent or vote with respect to notes. Under its usual procedures, DTC would mail an omnibus proxy to the trustee as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts such notes are credited on the record date (identified in a listing attached to the omnibus proxy).

         Interest payments on the notes will be made by the trustee to DTC. DTC's practice is to credit direct participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices and will be the responsibility of such participant and not of DTC, or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of interest to DTC is the responsibility of the trustee; disbursement of such payments to direct participants is the responsibility of DTC, and disbursements of such payments to the beneficial owners is the responsibility of direct and indirect participants.

         DTC may discontinue providing its services as securities depository with respect to any of the notes at any time by giving reasonable notice to the trustee and us. In the event that a successor securities depository is not obtained, definitive senior debt security certificates representing such notes are required to be printed and delivered. We, at our option, may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depository). In any such event, definitive certificates for such notes will be printed and delivered.

         We have obtained the information in this section concerning DTC and DTC's book-entry system from sources that we believe to be accurate, but we do not assume any responsibility for the accuracy thereof. We do not assume any responsibility for the performance by DTC or its participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.


             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

General

         In this section, we summarize certain of the material United States federal income tax consequences of purchasing, holding and selling the notes. This summary provides general information only and is directed solely to original beneficial owners purchasing notes at the "issue price," that is, the first price to the public at which a substantial amount of the notes in an issue is sold (excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). Except where we state otherwise, this summary deals only with notes held as capital assets (as defined in the Internal Revenue Code of 1986) by a US Holder (as defined below) who purchases the notes at their original offering price when we originally issue them.

         We do not address all of the tax consequences that may be relevant to a US Holder. We also do not address, except as stated below, any of the tax consequences to holders that are Non-US Holders (as defined below) or to holders that may be subject to special tax treatment, including banks, thrift institutions, real estate investment trusts, personal holding companies, insurance companies, and brokers and dealers in securities or currencies. Further, we do not address:

         o the United States federal income tax consequences to stockholders in, or partners or beneficiaries of, an entity that is a holder of the notes;

         o the United States federal estate and gift or alternative minimum tax consequences of the purchase, ownership or sale of the notes;

         o persons who hold the notes in a "straddle" or as part of a "hedging," "conversion" or "constructive sale" transaction or whose "functional currency" is not the United States dollar; or

         o any state, local or foreign tax consequences of the purchase, ownership and sale of notes.

         Accordingly, you should consult your tax advisor regarding the tax consequences of purchasing, owning and selling the notes in light of your circumstances.

         A "US Holder" is a notes holder who or which is:

         o     a citizen or resident of the United States;

         o a corporation or partnership (or other entity treated as a corporation or partnership for federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia (unless in the case of a partnership, Treasury regulations provide otherwise);

         o an estate if its income is subject to United States federal income taxation regardless of its source; or

         o a trust if (1) a United States court can exercise primary supervision over its administration and (2) one or more United States persons have the authority to control all of its substantial decisions.

         A "Non-US Holder" is a note holder other than a US Holder.

         This summary is based on the Internal Revenue Code of 1986, Treasury regulations issued under the Internal Revenue Code, and administrative judicial interpretations thereof, all as they currently exist as of the date of this prospectus supplement and all of which are subject to change (possibly with retroactive effect).

Payments of Interest

         Payments of interest on a note generally will be taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or are received (in accordance with the U.S. Holder's regular method of tax accounting).

Sales of Notes

         If you sell your notes, you will recognize gain or loss in an amount equal to the difference between your adjusted tax basis in the notes and the amount realized from the sale (generally, your selling price less any amount received in respect of accrued but unpaid interest not previously included in your income). Your adjusted tax basis in the notes generally will equal your cost of the notes. Gain or loss on the sale of notes generally will be capital gain or loss.

Information Reporting

         Generally, income on the notes will be reported to you on an Internal Revenue Service Form 1099, which should be mailed to you by January 31 following each calendar year.

Non-US Holders

         Payments to a Non-US Holder that are not effectively connected to the conduct of a U.S. trade or business will generally not be subject to United States federal withholding tax, provided the Non-US Holder:

         o does not own (directly or indirectly, actually or constructively) 10% or more of the total combined voting power of all classes of our stock entitled to vote;

         o is not a controlled foreign corporation that is related to us through stock ownership; and

         o is not a bank receiving interest described in section 881(c)(3)(A) of the Internal Revenue Code.

         To qualify for this exemption from withholding, the last United States payer in the chain of payment prior to payment to a Non-US Holder (the "withholding agent") must have received a statement that provides the name and address of the Non-US Holder.

         The statement may be made on an Internal Revenue Service Form W-8BEN or a substantially similar form, which is generally valid for the year of signature plus three additional years. Notwithstanding the above, a holder must inform the withholding agent of any change in the information on the statement within 30 days of any change. If the notes are held through a securities clearing organization or certain other financial institutions that are not qualified intermediaries, the organization or institution may provide a signed statement to the withholding agent along with a copy of Internal Revenue Service Form W-8BEN or the substitute form provided by the Non-US Holder. A noteholder who is not an individual or a corporation (or an entity treated as a corporation for federal income tax purposes) holding the notes on its own behalf may have substantially increased reporting requirements. In particular, in the case of notes held by a foreign partnership (or foreign trust), the partners (or beneficiaries) rather than the partnership (or trust) will be required to provide the certification discussed above, and the partnership (or trust) will be required to provide certain additional information.

         A Non-US Holder will generally not be subject to United States federal withholding or income tax on any gain realized upon the sale or other disposition of the notes. If, however, a Non-US Holder holds the notes in connection with a trade or business conducted in the United States or is present in the United States for 183 days or more during the taxable year of disposition and certain other conditions are met, it may be subject to income tax on all income and gains recognized.

Backup Withholding

         Backup withholding of United States federal income tax may apply to payments (for payments made on or after January 1, 2002) made with respect to the notes to registered owners who are not "exempt recipients" and who fail to provide certain identifying information (such as the registered owner's taxpayer identification number) in the required manner, under-report their tax liability or otherwise fail to comply with applicable United States information reporting or certification requirements. The rate of backup withholding currently is 30.5% and is scheduled to be reduced over time to 28% in 2006. Generally, individuals are not exempt recipients, whereas corporations and certain other entities generally are exempt recipients. Payments made with respect to the notes to a US Holder must be reported, unless the US Holder is an exempt recipient or establishes an exemption. Compliance with the identification procedures described in the preceding section would establish an exemption from backup withholding for those Non-US Holders who are not exempt recipients.

         Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against such beneficial owner's United States federal income tax provided the required information is furnished by the beneficial owner.

         Prospective investors should consult their own tax advisors concerning the tax consequences of their particular situations.

                                 UNDERWRITING

         Sandler O'Neill & Partners, L.P. ("the "underwriter") has agreed, subject to the terms and conditions of an underwriting agreement, to purchase from us $ aggregate principal amount of notes at the price to the public less the underwriting discount set forth on the cover page of this prospectus supplement. The underwriting agreement provides that the obligation of the underwriter to purchase the notes included in this offering are subject to approval of certain legal matters by counsel and to certain other conditions. The underwriter is obligated to purchase all of the notes, if they purchase any of the notes.

         The underwriter proposes to offer some of the notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement, and some of the notes to certain dealers at the public offering price less a concession of % of the principal amount per note. The underwriter may allow, and such dealers may allow, a concession not in excess of % of such principal amount per note on sales of notes to certain brokers and dealers. After the initial offering of the notes to the public, the public offering price and other selling terms may be changed by the underwriter.

         The notes consist of a new issue of securities with no established trading market. We do not intend to list the notes on any national securities exchange or to apply for quotation of the notes on any automated dealer quotation system. The underwriter has advised us that it intends to make a market in the notes after the initial offering, although it is under no obligation to do so. The underwriter may discontinue any market making activities at any time without any notice. We can give no assurance as to liquidity of the trading market for the notes or that a public trading market for the notes will develop or be maintained.

         Expenses associated with the offer and the sale of the notes, exclusive of the underwriting discount, are estimated to be approximately $ and will be paid by us.

         In connection with the offering, the underwriter may purchase and sell notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves sales of notes in excess of the principal amount of notes to be purchased by the underwriter in the offering, which creates a short position. Covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions consist of certain bids or purchases of notes made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

         Any of these activities may cause the price of the notes to be higher than the price that otherwise would exist in the absence of such transactions.

         The underwriter has in the past provided, and may in the future provide, investment banking services to us and our affiliates in the ordinary course of business. In addition, in the ordinary course of the underwriter's business as a broker-dealer, the underwriter may also purchase securities from and sell securities to us. The underwriter may also actively trade our debt and/or equity securities for the underwriter's own account and for the accounts of the underwriter's customers and, accordingly, may at any time hold a long or short position in such securities.

         We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriter may be required to make in respect of any of those liabilities.

                                    RATINGS

         The notes will be rated "Ba1" by Moody's Investors Service, Inc., "BBB-" by Standard & Poor's Ratings Services, a division of the McGraw-Hill Companies, and "BBB-" by Fitch, Inc. A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning rating agency without notice. Each rating should be evaluated independently of any other rating. These ratings are subject to change.

                                 LEGAL MATTERS

         The validity of the notes will be passed upon on behalf of Roslyn by Muldoon Murphy & Faucette LLP, Washington, D.C. The validity of the notes will be passed upon for the underwriter by Sidley Austin Brown & Wood LLP, New York, New York.

PROSPECTUS






                                 $200,000,000

                             Roslyn Bancorp, Inc.

                                Debt Securities


         We may offer and sell from time to time, in one or more series, our unsecured debt securities, which may consist of notes, debentures and other evidences of indebtedness. This prospectus provides you with a general description of the debt securities we may offer. Each time we offer debt securities, we will provide you with a prospectus supplement, and, if necessary, a pricing supplement, that will describe the specific amounts, prices and terms of the securities being offered. These supplements may also add, update or change information contained in this prospectus. To understand the terms of our debt securities, you should carefully read this prospectus with the applicable supplements, which together provide the specific terms of the debt securities that we are offering.

         These securities are not deposits or obligations of a bank or savings association and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

         This prospectus may be used to offer and sell securities only if accompanied by the prospectus supplement for those securities.

                          --------------------------

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus or the accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.














               The date of this prospectus is November 15, 2001

             IMPORTANT NOTICE ABOUT INFORMATION PRESENTED IN THIS
             PROSPECTUS AND THE ACCOMPANYING PROSPECTUS SUPPLEMENT


         We may provide information to you about the securities we are offering in three separate documents that progressively provide more detail:

          o this prospectus, which provides general information, some of which may not apply to your securities;

          o the accompanying prospectus supplement, which describes the terms of the securities, some of which may not apply to your securities; and

          o if necessary, a pricing supplement, which describes the specific terms of your securities.


         If the terms of your securities vary among the pricing supplement, the prospectus supplement and the accompanying prospectus, you should rely on the information in the following order of priority:

          o    the pricing supplement, if any;

          o    the prospectus supplement; and

          o    the prospectus

         Unless indicated in the applicable prospectus supplement, we have not taken any action that would permit us to publicly sell these securities in any jurisdiction outside the United States. If you are an investor outside the United States, you should inform yourself about and comply with any restrictions as to the offering of the securities and the distribution of this prospectus.

                               TABLE OF CONTENTS
                                                                          Page



ABOUT THIS PROSPECTUS.......................................................4

WHERE YOU CAN FIND MORE INFORMATION.........................................4

FORWARD-LOOKING STATEMENTS..................................................6

ROSLYN BANCORP, INC.........................................................7

CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES............................7

USE OF PROCEEDS.............................................................8

REGULATION AND SUPERVISION..................................................9

DESCRIPTION OF DEBT SECURITIES.............................................10

SENIOR DEBT SECURITIES.....................................................17

SUBORDINATED DEBT SECURITIES...............................................19

PLAN OF DISTRIBUTION.......................................................20

LEGAL OPINIONS.............................................................21

EXPERTS....................................................................21

                          ABOUT THIS PROSPECTUS


This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, the "SEC," utilizing a "shelf" registration process. Under this shelf registration process, we may from time to time sell the debt securities described in this prospectus in one or more offerings, up to a total dollar amount of $200,000,000. We may also sell other securities under the registration statement that will reduce the total dollar amount of securities that we may sell under this prospectus. This prospectus provides you with a general description of the debt securities we may offer. Each time we sell debt securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading "Where You Can Find More Information."

         Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to "Roslyn," "we," "us," "our" or similar references mean Roslyn Bancorp, Inc. and references to "Roslyn Bank" or the "Bank" mean The Roslyn Savings Bank.


                  WHERE YOU CAN FIND MORE INFORMATION

         We have filed with the SEC a registration statement under the Securities Act of 1933 that registers, among other securities, the offer and sale of the securities offered by this prospectus. The registration statement, including the attached exhibits and schedules included or incorporated by reference therein, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this prospectus.

         In addition, we file reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy this information at the following locations of the SEC:

                             Public Reference Room
                            450 Fifth Street, N.W.
                                   Room 1024
                            Washington, D.C. 20549



                            Midwest Regional Office
                            500 West Madison Street
                                  Suite 1400
                         Chicago, Illinois 60661-2511

         You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates.

         The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers like us who file electronically with the SEC. The address of that site is:

                              http://www.sec.gov

         The SEC allows us to "incorporate by reference" information into this prospectus. This means that we can disclose important information to you by referring you to another document that we file separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, except for any information that is superseded by information that is included directly in this document or in a more recent incorporated document.

         This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC.



SEC Filings                                                        Period or Date (as applicable)
-----------                                                        ------------------------------
Annual Report on Form 10-K...................................      Year ended December 31, 2000, as filed on
                                                                   March 30, 2001

Quarterly Reports on Form 10-Q...............................      Quarter ended March 31, 2001, as filed on May 11,
                                                                   2001

                                                                   Quarter ended June 30, 2001, as filed on
                                                                   July 30, 2001

                                                                   Quarter ended September 30, 2001, as filed on
                                                                   November 6, 2001

Current Reports on Form 8-K..................................      July 26, 2001


         In addition, we also incorporate by reference all future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of our initial registration statement relating to the securities until the completion of the distribution of the debt securities covered by this prospectus. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K (other than Current Reports furnished under Item 9 of Form 8-K), as well as proxy statements.

         The information incorporated by reference contains information about us and our financial condition and is an important part of this prospectus. You should note that financial data that is stated on a per share of common stock basis in the documents we incorporate by reference which were filed with the SEC prior to July 30, 2001 do not give effect to our three for two stock split payable on August 22, 2001 to stockholders of record as of August 6, 2001.

                             --------------------

         You can obtain any of the documents incorporated by reference in this document through us, or from the SEC through the SEC's Internet world wide web site at the address described above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus. You can obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from us at the following address:

                         Investor Relations Department
                             Roslyn Bancorp, Inc.
                               One Jericho Plaza
                         Jericho, New York 11753-8905
                                (516) 942-6000

         We have not authorized anyone to give any information or make any representation about us that is different from, or in addition to, those contained in this prospectus or in any of the materials that we have incorporated into this prospectus. If anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

                         FORWARD-LOOKING STATEMENTS

         This prospectus, including information included or incorporated by reference, contains statements which are not historical facts but "forward-looking statements," as that term is defined in the Private Securities Litigation Reform Act of 1995, with respect to our financial condition, results of operations, plans, objectives, future performance and business. These forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents that we file with the SEC from time to time.

         These forward-looking statements may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated," "intend" and "potential." Examples of forward looking statements include, but are not limited to, estimates with respect to our financial condition, expected or anticipated revenue, results of operations and our business, including with respect to:

          o earnings growth (on the basis of generally accepted accounting principles in the United States, or "GAAP," and on a cash basis);

          o    level of non-performing loans;

          o    revenue growth in retail banking, lending and other areas;

          o origination volume in our consumer, commercial and other lending businesses;

          o    results of operations from real estate joint ventures;

          o    current and future capital management programs;

          o non-interest income levels, including fees from services and product sales;

          o    tangible capital generation;

          o    market share;

          o    expense levels; and

          o    other business operations and strategies,

each of which are subject to various factors which could cause actual results to differ materially from these estimates. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain.

         Factors which could have a material adverse effect on our operations and those of our subsidiaries include, but are not limited to, changes in:

          o    interest rates;

          o    general economic conditions;

          o monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board;

          o the economic condition of the New York metropolitan region as a result of the recent terrorist attacks on the World Trade Center towers and the resulting damage to lower Manhattan;

          o the quality or composition of the loan or investment portfolios;

          o    demand for loan products;

          o    deposit flows;

          o    real estate values;

          o    the level of defaults;

          o losses and prepayments on loans held by us in portfolio or sold in the secondary markets;

          o    demand for financial services in our market area;

          o    calls of higher yielding assets in our investment portfolio;

          o    competition;

          o changes in accounting principles, policies, practices or guidelines;

          o    changes in legislation or regulation; and

          o other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services.

         These forward-looking statements are made as of the date of the applicable document, and, except as required by applicable law, we assume no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements. You should consider these risks and uncertainties in evaluating forward-looking statements and you should not place undue reliance on these statements.

                             ROSLYN BANCORP, INC.

         Roslyn Bancorp, a Delaware corporation headquartered in Jericho, New York, is the parent holding company for The Roslyn Savings Bank. Roslyn Bank is a New York state chartered savings bank whose deposits are insured by the Federal Deposit Insurance Corporation, the "FDIC." The Bank operates through 27 banking offices in Kings, Queens, Nassau and Suffolk counties in New York. As of September 30, 2001, Roslyn had total consolidated assets of approximately $8.5 billion, total consolidated deposits of approximately $4.4 billion and total consolidated stockholders' equity of approximately $635.9 million.

         Roslyn was organized in 1996 in connection with the conversion of the Bank from a mutual to a stock savings bank. The Bank was established in 1876 and operates as a community bank providing retail banking, alternative financial products, construction and commercial real estate, consumer and residential mortgage loans and business banking products to more than 130,000 households and businesses.

         The Bank is subject to comprehensive regulation, examination and supervision by the New York State Banking Department, the "NYSBD," and the FDIC. Roslyn is subject to regulation, examination and supervision by the Office of Thrift Supervision, the "OTS," as a savings and loan holding company.

         Roslyn's principal executive offices are located at One Jericho Plaza, Jericho, New York 11753 and its telephone number is (516) 942-6000.

         Additional information about Roslyn Bancorp and its subsidiaries is included in documents incorporated by reference in this prospectus. See "Where You Can Find More Information" on page 4 of this prospectus.

               CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

         Our consolidated ratios of earnings to fixed charges were as follows for the five most recent fiscal years and the nine months ended September 30, 2001:



                                              Nine Months
                                                 Ended
                                               September
                                                  30,                      Year Ended December 31,
                                             -------------  -----------------------------------------------------
                                                  2001        2000      1999      1998      1997       1996
                                                  ----        ----      ----      ----      ----       ----

Ratio of Earnings to Fixed Charges:
  Excluding Interest on Deposits.........         1.96x       1.72x     1.47x     1.96x      2.19x     3.14x
  Including Interest on Deposits.........         1.47x       1.35x     1.21x     1.43x     1.37x      1.41x


------------------
     For the purpose of computing the ratio of earnings to fixed charges, "earnings" consist of income before income taxes and extraordinary item plus fixed charges, excluding capitalized interest. "Fixed charges" consist of interest on short-term and long-term debt, including interest related to capitalized leases and capitalized interest, and one-third of rent expense, which approximates the interest component of that expense. In addition, where indicated, fixed charges include interest on deposits.

                                USE OF PROCEEDS


         We intend to use the net proceeds from the sale of the securities for general corporate purposes unless otherwise indicated in the prospectus supplement or pricing supplement relating to a specific issue of securities. Our general corporate purposes may include repurchasing our outstanding common stock, financing possible acquisitions of branches or other financial institutions or financial service companies, extending credit to, or funding investments in, our subsidiaries and repaying, reducing or refinancing indebtedness.

         The precise amounts and the timing of our use of the net proceeds will depend upon market conditions, our subsidiaries' funding requirements, the availability of other funds and other factors. Until we use the net proceeds from the sale of any of our securities for general corporate purposes, we will use the net proceeds to reduce our indebtedness or for temporary investments. We expect that we will, on a recurrent basis, engage in additional financings as the need arises to finance our corporate strategies, to fund our subsidiaries, to finance acquisitions or otherwise.

                          REGULATION AND SUPERVISION


         Our principal subsidiary, The Roslyn Savings Bank, is a New York State-chartered savings bank and is subject to regulation and supervision by the NYSBD, its chartering agency, and by the FDIC. As the holding company for Roslyn Bank, we have elected to be a savings and loan holding company subject to regulation and supervision by the OTS.

         Because we are a holding company, our rights and the rights of our creditors, including the holders of the debt securities we are offering under this prospectus, to participate in the assets of any of our subsidiaries upon the subsidiary's liquidation or reorganization will be subject to the prior claims of the subsidiary's creditors, except to the extent that we may ourselves be a creditor with recognized claims against the subsidiary.

         In addition, dividends, loans and advances from Roslyn Bank are restricted by federal and state statutes and regulations. Under applicable banking statutes, at September 30, 2001, the Bank could have declared additional dividends of approximately $52.2 million without further regulatory approval. The FDIC, the OTS and the NYSBD also have the authority to limit further the Bank's payment of dividends based on other factors, such as the maintenance of adequate capital for such subsidiary bank.

         In addition, there are various statutory and regulatory limitations on the extent to which Roslyn Bank can finance or otherwise transfer funds to us or to our nonbanking subsidiaries, whether in the form of loans, extensions of credit, investments or asset purchases. These general extensions of credit by Roslyn Bank to us or a nonbanking subsidiary are limited in amount to 10% of its capital and surplus and, with respect to us and all such nonbanking subsidiaries, to an aggregate of 20% of its capital and surplus. Furthermore, loans and extensions of credit are required to be secured in specified amounts and are required to be on terms and conditions consistent with safe and sound banking practices.

         For a discussion of the material elements of the regulatory framework applicable to savings and loan holding companies and their subsidiaries, and specific information relevant to us, you should refer to our Annual Report on Form 10-K for the year ended December 31, 2000 and any other subsequent reports filed by us with the SEC, which are incorporated by reference in this prospectus. This regulatory framework is intended primarily for the protection of depositors and the deposit insurance funds that insure deposits of banks, rather than for the protection of security holders. A change in the statutes, regulations or regulatory policies applicable to us or our subsidiaries may have a material effect on our business.

         Changes to the laws and regulations can affect the operating environment of savings and loan holding companies and their subsidiaries in substantial and unpredictable ways. We cannot accurately predict whether those changes in laws and regulations will occur, and, if those changes occur, the ultimate effect they would have upon our or our subsidiaries' financial condition or results of operations.

                        DESCRIPTION OF DEBT SECURITIES


         We may issue senior debt securities or subordinated debt securities. Senior debt securities will be issued under an indenture, the "senior indenture," between us and JPMorgan Chase Bank, as senior trustee. Subordinated debt securities will be issued under an indenture, the "subordinated indenture," between us and JPMorgan Chase Bank, as subordinated trustee. A copy of each of these indentures are exhibits to the registration statement of which this prospectus is a part.

         The senior debt securities will be unsecured and will rank equally with all of our other unsecured and senior indebtedness. The subordinated debt securities will be unsecured and will be subordinated to all of our existing and future senior indebtedness and other financial obligations, as described under "Subordinated Debt Securities -- Subordination" beginning on page 20.

         The following describes the general terms and provisions of the debt securities to be offered by any prospectus supplement. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which these general provisions may apply to the debt securities so offered, will be described in the prospectus supplement relating to those securities. The following descriptions of the indentures are not complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the respective indentures.

General

         The indentures permit us to issue the debt securities from time to time, without limitation as to aggregate principal amount and in one or more series. Also, we may from time to time to incur additional indebtedness which may be senior to the debt securities. Neither the indentures nor the debt securities will limit or otherwise restrict the amount of other indebtedness which we may incur or other securities which we or our subsidiaries may issue, including indebtedness which may rank senior to the debt securities. In this regard, nothing in the subordinated indenture or in the terms of the subordinated debt securities will prohibit the issuance of securities representing subordinated indebtedness that is senior or junior to the subordinated debt securities.

         We may issue debt securities if the conditions contained in the indentures are satisfied. These conditions include the adoption of resolutions by our board of directors and a certificate of an authorized officer that establishes the terms of the debt securities being issued. Any resolution or officer's certificate approving the issuance of any issue of debt securities will include the terms of that issue of debt securities, including:

          o    the title and series designation;

          o the aggregate principal amount and the limit, if any, on the aggregate principal amount or initial issue price of the debt securities which may be issued under the applicable indenture;

          o the principal amount payable, whether at maturity or upon earlier acceleration;

          o whether the principal amount payable will be determined with reference to an index, formula or other method which may be calculated, by using, among other measurements, the value of currencies, securities or baskets of securities, commodities, or indices to which any such amount payable is linked;

          o whether the debt securities will be issued as original issue discount securities (as defined below);

          o the date or dates on which the principal of the debt securities is payable;

          o any fixed or variable interest rate or rates per annum or the method or formula for determining an interest rate;

          o    the date from which any interest will accrue;

          o    any interest payment dates;

          o whether the debt securities are senior or subordinated, and if subordinated, the terms of the subordination if different from that summarized in this prospectus;

          o the price or prices at which the debt securities will be issued, which may be expressed as a percentage of the aggregate principal amount of those debt securities;

          o    the stated maturity date;

          o    whether the debt securities are to be issued in global form;

          o    any sinking fund requirements;

          o any provisions for redemption, the redemption price and any remarketing arrangements;

          o    the minimum denominations;

          o whether the debt securities are denominated or payable in United States dollars or a foreign currency or units of two or more foreign currencies;

          o any restrictions on the offer, sale and delivery of the debt securities;

          o    information with respect to book-entry procedures;

          o the place or places where payments or deliveries on the debt securities will be made and may be presented for registration of transfer or exchange;

          o whether any of the debt securities will be subject to defeasance in advance of the date for redemption or the stated maturity date;

          o whether and how we may satisfy our obligations with regard to payment upon maturity, any redemption, required repurchase, any exchange provisions or interest payment through the delivery to holders of other securities, which may or may not be issued by us, or a combination of cash, securities and/or property, "maturity consideration";

          o the terms, if any, upon which the debt securities are convertible into other securities of ours or another issuer and the terms and conditions upon which any conversion will be effected, including the initial conversion price or rate, the conversion period and any other provisions in addition to or instead of those described in this prospectus; and

          o any other terms of the debt securities which are not inconsistent with the provisions of the applicable indenture.

         The debt securities may be issued as "original issue discount securities" which bear no interest or interest at a rate which at the time of issuance is below market rates and which will be sold at a substantial discount below their principal amount. If the maturity of any original issue discount security is accelerated, the amount payable to the holder of the security will be determined by the applicable prospectus supplement, the terms of the security and the relevant indenture, but will be an amount less than the amount payable at the maturity of the principal of that original issue discount security. Special federal income tax and other considerations relating to original issue discount securities will be described in the applicable prospectus supplement.

         Please see the accompanying prospectus supplement or pricing supplement you have received or will receive for the terms of the specific debt securities we are offering.

         You should be aware that special U.S. Federal income tax, accounting and other considerations may apply to the debt securities. The prospectus supplement relating to an issue of debt securities will describe these considerations.

Registration and Transfer

         Unless otherwise indicated in the applicable prospectus supplement, we will issue each series of debt securities in registered form only, without coupons.

         Holders may present debt securities in registered form for transfer or exchange for other debt securities of the same series at the offices of the trustee according to the terms of the applicable indenture.

         Unless otherwise indicated in the applicable prospectus supplement, the debt securities issued in fully registered form will be issued without coupons and in denominations of (1) $1,000 or integral multiples of $1,000 for any senior debt security and (2) $100,000 or any integral multiple of $1,000 in excess of $100,000 for any subordinated debt security.

         No service charge will be required for any transfer or exchange of the debt securities but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with any transfer or exchange.

Payment and Place of Payment

         We will pay or deliver principal, maturity consideration and any premium and interest in the manner, at the places and subject to the restrictions set forth in the applicable indenture, the debt securities and the applicable prospectus supplement. However, at our option, we may pay any interest by check mailed to the holders of registered debt securities at their registered addresses.

Global Securities

         Each indenture provides that we may issue debt securities in global form. If any series of debt securities is issued in global form, the prospectus supplement will describe any circumstances under which beneficial owners of interests in any of those global debt securities may exchange their interests for debt securities of that series and of like tenor and principal amount in any authorized form and denomination.

Events of Default

         The following are events of default under the senior indenture with respect to the senior debt securities:

          o default in the payment of any principal or premium on senior debt securities when due;

          o default in the payment of any interest on senior debt securities when due, which continues for 30 days;

          o default in the delivery or payment of the maturity consideration on senior debt securities when due;

          o default in the deposit of any sinking fund payment on senior debt securities when due;

          o default in the performance of any other obligation contained in the applicable indenture for the benefit of that series or in the senior debt securities of that series, which continues for 60 days after written notice;

          o default in the payment of any of our other indebtedness or the indebtedness of any principal constituent bank (as defined below) (whether currently existing or created in the future) having an original or principal amount of $5,000,000 or more which results in acceleration of that indebtedness and we have not made that payment or the obligation to make that payment has not been waived or extended within 30 days of default or any acceleration has not been rescinded or annulled within 30 days of the related declaration;

          o specified events in bankruptcy, insolvency or reorganization of us or any principal constituent bank; and

          o any other event of default provided with respect to senior debt securities of any series.

         If an event of default (other than an event of default arising from specified events in bankruptcy of us or any principal constituent bank) occurs and is continuing for any series of senior debt securities, the senior trustee or the holders of not less than 25% in aggregate principal amount or issue price of the outstanding securities of that series may declare all amounts, or any lesser amount provided for in the senior debt securities of that series, to be due and payable or deliverable immediately.

         The following are the only events of default under the subordinated indenture with respect to the subordinated debt securities:

          o    specified events in bankruptcy, insolvency or reorganization;
               and

          o any other event of default provided with respect to subordinated debt securities of any series.

         If an event of default occurs and is continuing for any series of subordinated debt securities, the subordinated trustee or the holders of not less than 25% in aggregate principal amount or issue price of the outstanding securities of that series may declare all amounts, or any lesser amount provided for in the subordinated debt securities of that series, to be due and payable or deliverable immediately; provided, however, the subordinated trustee and the holders of subordinated debt securities will not be entitled to accelerate the maturity of the subordinated debt securities in the case of a default in the performance of any covenant with respect to the subordinated debt securities, including the payment of interest and principal or the delivery of the maturity consideration.

         If a default occurs and is continuing under the subordinated indenture, the subordinated trustee may, in its discretion and subject to certain conditions, seek to enforce its rights and the rights of the holders of the subordinated debt securities by appropriate judicial proceedings. The following are defaults under the subordinated indenture with respect to subordinated debt securities of any series:

          o any event of default with respect to subordinated debt securities of that series;

          o default in the payment of any principal or premium on subordinated debt securities of that series when due;

          o default in the payment of any interest on subordinated debt securities of that series when due, which continues for 30 days;

          o default in the delivery or payment of the maturity consideration on subordinated debt securities of that series when due;

          o default in the performance of any other obligation contained in the applicable indenture for the benefit of that series or in the subordinated debt securities of that series, which continues for 60 days after written notice; and

          o any other default provided with respect to subordinated debt securities of that series.

         At any time after the trustee or the holders have accelerated a series of debt securities, but before the trustee has obtained a judgment or decree for payment of money due or delivery of the maturity consideration, the holders of a majority in aggregate principal amount or issue price of outstanding debt securities of that series may rescind and annul that acceleration and its consequences, provided that all payments and/or deliveries due, other than those due as a result of acceleration, have been made and all events of default have been remedied or waived.

         The holders of a majority in principal amount or aggregate issue price of the outstanding debt securities of any series may waive any default with respect to that series, except a default:

          o in the payment of any amounts due and payable or deliverable under the debt securities of that series; or

          o in an obligation contained in, or a provision of, an indenture which cannot be modified under the terms of that indenture without the consent of each holder of each series of debt securities affected.

         The holders of a majority in principal amount or issue price of the outstanding debt securities of a series may direct the time, method and place of conducting any proceeding for any remedy available to the applicable trustee or exercising any trust or power conferred on the trustee with respect to debt securities of that series, provided that any direction is not in conflict with any rule of law or the indenture. Subject to the provisions of the indenture relating to the duties of the trustee, before proceeding to exercise any right or power under the indenture at the direction of the holders, the trustee is entitled to receive from those holders reasonable security or indemnity against the costs, expenses and liabilities which it might incur in complying with any direction.

         A holder of any debt security of any series will have the right to institute a proceeding with respect to the indenture or for any remedy under the indenture, if:

          o that holder previously gives to the trustee written notice of a continuing event of default with respect to debt securities of that series;

          o the holders of not less than 25% for any senior debt security, or a majority for any subordinated debt security, in aggregate principal amount or issue price of the outstanding debt securities of that series also will have made written request and offered the trustee indemnity satisfactory to the trustee to institute that proceeding as trustee;

          o the trustee will not have received from the holders of a majority in principal amount or issue price of the outstanding debt securities of that series a direction inconsistent with the request; and

          o the trustee will have failed to institute the proceeding within 60 days.

         However, any holder of a debt security has the absolute right to institute suit for any defaulted payment after the due dates for payment under that debt security.

         We are required to furnish to the trustees annually a statement as to the performance of our obligations under the indentures and as to any default in that performance.

Modification and Waiver

         We and the applicable trustee may amend and modify each indenture with the consent of holders of at least 66 2/3% in principal amount or issue price of each series of debt securities issued under that indenture affected. However, without the consent of each holder of any debt security issued under the applicable indenture, we may not amend or modify that indenture to:

          o change the stated maturity date of the principal or maturity consideration of, or any installment of principal or interest on, any debt security issued under that indenture;

          o reduce the principal amount or maturity consideration of, the rate of interest on, or any premium payable upon the redemption of any debt security issued under that indenture;

          o reduce the amount of principal or maturity consideration of an original issue discount security issued under that indenture payable upon acceleration of its maturity;

          o change the place or currency of payment of principal or maturity consideration of, or any premium or interest on, any debt security issued under that indenture;

          o impair the right to institute suit for the enforcement of any payment or delivery on or with respect to any debt security issued under that indenture;

          o reduce the percentage in principal amount or issue price of debt securities of any series issued under that indenture, the consent of whose holders is required to modify or amend the indenture or to waive compliance with certain provisions of the indenture;

          o make any change relating to the subordination of the debt securities in a manner adverse to the holders of those debt securities or, in the case of subordinated debt securities, in a manner adverse to holders of senior indebtedness, unless the holders of senior indebtedness consent to that change under the terms of that senior indebtedness; or

          o reduce the percentage in principal amount or issue price of debt securities of any series issued under that indenture, the consent of whose holders is required to waive any past default.

         The holders of at least a majority in principal amount or issue price of the outstanding debt securities of any series issued under that indenture may, with respect to that series, waive past defaults under the indenture, except as described under "-- Events of Default" beginning on page 12.

         We and the trustee may also amend and modify each indenture without the consent of any holder for any of the following purposes:

          o    to evidence the succession of another person to us;

          o to add to our covenants for the benefit of the holders of all or any series of securities;

          o    to add events of default;

          o to add or change any provisions of the indentures to facilitate the issuance of bearer securities;

          o to change or eliminate any of the provisions of the applicable indenture, so long as any such change or elimination will become effective only when there is no outstanding security of any series which is entitled to the benefit of that provision;

          o to establish the form or terms of debt securities of any series;

          o to evidence and provide for the acceptance of appointment by a successor trustee;

          o to cure any ambiguity, to correct or supplement any provision in the applicable indenture, or to make any other provisions with respect to matters or questions arising under that indenture, so long as the interests of holders of debt securities of any series are not adversely affected in any material respect under that indenture;

          o to convey, transfer, assign, mortgage or pledge any property to or with the trustee securing the debt securities; or

          o to provide for conversion rights of the holders of the debt securities of any series to enable those holders to convert those securities into other securities.

Consolidation, Merger and Sale of Assets

         Unless otherwise indicated in the applicable prospectus supplement, we may consolidate or merge with or into any other corporation, and we may sell, lease or convey all or substantially all of our assets to any corporation, provided that:

          o the resulting corporation, if other than us, is a corporation organized and existing under the laws of the United States of America or any U.S. state and assumes all of our obligations to:

               (1) pay or deliver the principal or maturity consideration of, and any premium, or interest on, the debt securities; and

               (2) perform and observe all of our other obligations under the indentures, and

          o we are not, or any successor corporation, as the case may be, is not, immediately after any consolidation or merger, in default under the indentures.

         Neither of the indentures provides for any right of acceleration in the event of a consolidation, merger, sale of all or substantially all of the assets, recapitalization or change in our stock ownership. In addition, the indentures do not contain any provision which would protect the holders of debt securities against a sudden and dramatic decline in credit quality resulting from takeovers, recapitalizations or similar restructurings.

Regarding the Trustee

         We maintain banking relations with the trustee. In addition, Roslyn Bank maintains deposit accounts and correspondent banking relations with the trustee.

         The occurrence of any default under either the senior indenture, the subordinated indenture or the indenture between us and the trustee relating to our junior subordinated debentures, which may also be issued under this registration statement, could create a conflicting interest for the trustee under the Trust Indenture Act. If that default has not been cured or waived within 90 days after the trustee has or acquired a conflicting interest, the trustee would generally be required by the Trust Indenture Act to eliminate that conflicting interest or resign as trustee with respect to the debt securities issued under the senior indenture or the subordinated indenture, or with respect to the junior subordinated debentures issued to certain Delaware statutory business trusts of ours under a separate indenture. If the trustee resigns, we are required to promptly appoint a successor trustee with respect to the affected securities.

         The Trust Indenture Act also imposes certain limitations on the right of the trustee, as a creditor of us, to obtain payment of claims in certain cases, or to realize on certain property received in respect to any cash claim or otherwise. The trustee will be permitted to engage in other transactions with us, provided that, if it acquires a conflicting interest within the meaning of Section 310 of the Trust Indenture Act, it must generally either eliminate that conflict or resign.

International Offering

         If specified in the applicable prospectus supplement, we may issue debt securities outside the United States. Those debt securities will be described in the applicable prospectus supplement. In connection with any offering outside the United States, we will designate paying agents, registrars or other agents with respect to the debt securities, as specified in the applicable prospectus supplement.

         We will describe in the applicable prospectus supplement whether our debt securities issued outside the United States: (1) may be subject to certain selling restrictions; (2) may be listed on one or more foreign stock exchanges; and (3) may have special United States tax and other considerations applicable to an offering outside the United States.

                            SENIOR DEBT SECURITIES


         The senior debt securities will be our direct, unsecured obligations and will rank equally with all of our other outstanding senior indebtedness.

Restrictive Covenants

         Disposition of Voting Stock of Certain Subsidiaries. We may not sell or otherwise dispose of, or permit the issuance of, any voting stock or any security convertible or exercisable into voting stock of a "principal constituent bank" of ours or any subsidiary of ours which owns a controlling interest in a principal constituent bank. A "principal constituent bank" is a bank subsidiary that has total assets equal to 30% or more of our assets. Currently, our only principal constituent bank is Roslyn Bank. Any designation of a banking subsidiary as a principal constituent bank with respect to senior debt securities of any series will remain effective until the senior debt securities of that series have been repaid. As of the date of this prospectus, no banking subsidiaries other than Roslyn Bank have been designated as principal constituent banks with respect to any series of debt securities.

     This restriction does not apply to dispositions made by us or any subsidiary:

          o acting in a fiduciary capacity for any person other than us or any subsidiary;

          o    to us or any of our wholly-owned subsidiaries;

          o    if required by law for the qualification of directors;

          o    to comply with an order of a court or regulatory authority;

          o in connection with a merger of, or consolidation of, a principal constituent bank with or into a wholly-owned subsidiary or a majority-owned banking subsidiary, as long as we hold, directly or indirectly, in the entity surviving that merger or consolidation, not less than the percentage of voting stock we held in the principal constituent bank prior to that action;

          o if that disposition or issuance is for fair market value as determined by our board of directors, and, if after giving effect to that disposition or issuance and any potential dilution, we and our wholly-owned subsidiaries will own directly not less than 80% of the voting stock of that principal constituent bank or any subsidiary which owns a principal constituent bank;

          o if a principal constituent bank sells additional shares of voting stock to its stockholders at any price, if, after that sale, we hold directly or indirectly not less than the percentage of voting stock of that principal constituent bank we owned prior to that sale; or

          o if we or a subsidiary pledges or creates a lien on the voting stock of a principal constituent bank to secure a loan or other extension of credit by a majority-owned banking subsidiary subject to Section 23A of the Federal Reserve Act.

         Limitation upon Liens on Certain Capital Stock. We may not at any time, directly or indirectly, create, assume, incur or permit to exist any mortgage, pledge, encumbrance or lien or charge of any kind upon:

          o any shares of capital stock of any principal constituent bank, other than directors' qualifying shares; or

          o any shares of capital stock of a subsidiary which owns capital stock of any principal constituent bank.

     This restriction does not apply to:

          o liens for taxes, assessments or other governmental charges or levies which are not yet due or are payable without penalty or which we are contesting in good faith by appropriate proceedings so long as we have set aside on our books adequate reserves to cover the contested amount; or

          o the lien of any judgment, if that judgment is discharged, or stayed on appeal or otherwise, within 60 days.

Defeasance

         We may terminate or "defease" our obligations under the senior indenture with respect to the senior debt securities of any series by taking the following steps:

(1) depositing irrevocably with the senior trustee an amount which through the payment of interest, principal or premium, if any, will provide an amount sufficient to pay the entire amount of the senior debt securities:

          o in the case of senior debt securities denominated in U.S. dollars, U.S. dollars or U.S. government obligations;

          o in the case of senior debt securities denominated in a foreign currency, money in that foreign currency or foreign government obligations of the foreign government or governments issuing that foreign currency; or

          o a combination of money and U.S. government obligations or foreign government obligations;

(2)      delivering:

          o an opinion of independent counsel that the holders of the senior debt securities of that series will have no federal income tax consequences as a result of that deposit and termination;

          o if the senior debt securities of that series are then listed on a national or regional securities exchange in the United States, an opinion of counsel that those senior debt securities will not be delisted as a result of the exercise of this defeasance option;

          o    an opinion of counsel as to certain other matters;

          o officers' certificates certifying as to compliance with the senior indenture and other matters; and

          o    paying all amounts due under the senior indenture.

         Further, the defeasance cannot cause an event of default under the senior indenture or any other agreement or instrument and no default under the senior indenture or any such other agreement or instrument can exist at the time the defeasance occurs.

                         SUBORDINATED DEBT SECURITIES


         The subordinated debt securities will be our direct, unsecured obligations. Unless otherwise specified in the applicable prospectus supplement, the subordinated debt securities will rank equally with all of our outstanding subordinated indebtedness that is not specifically stated to be junior to the subordinated debt securities.

Subordination

         The subordinated debt securities will be subordinated in right of payment to all "senior indebtedness," as defined below. In certain circumstances relating to our liquidation, dissolution, winding up, reorganization, insolvency or similar proceedings, the holders of all senior indebtedness and our "additional senior obligations," as defined below, will first be entitled to receive payment in full before the holders of the subordinated debt securities will be entitled to receive any payment on the subordinated debt securities.

         If the maturity of any debt securities is accelerated, we will have to repay all senior indebtedness before we can make any payment on the subordinated debt securities.

         In addition, we may make no payment on the subordinated debt securities in the event:

          o there is a default in any payment or delivery with respect to any senior indebtedness; or

          o there is an event of default with respect to any senior indebtedness which permits the holders of that senior indebtedness to accelerate the maturity of the senior indebtedness.

         In the event of an insolvency, our creditors who are not holders of senior indebtedness, additional senior obligations or the subordinated debt securities may recover less, proportionately, than holders of senior indebtedness and additional senior obligations and may recover more, proportionately, than holders of the subordinated debt securities.

         Unless otherwise specified in the prospectus supplement relating to the particular series of subordinated debt securities, "senior indebtedness" is defined in the subordinated indenture as:

          o the principal of, premium, if any, and interest on all of our "indebtedness for money borrowed," as defined below, except (A) other subordinated debt securities issued under the subordinated indenture, (B) any indebtedness which is expressly stated to be junior in right of payment to the subordinated debt securities and (C) indebtedness which is expressly stated to rank equally with the subordinated debt securities; and

          o    any deferrals, renewals or extensions of any senior indebtedness.

         The term "indebtedness for money borrowed" means:

          o any of our obligations or any obligation we have guaranteed for the repayment of borrowed money, whether or not evidenced by bonds, debentures, notes or other written instruments; and

          o any of our deferred payment obligations or any such obligation we have guaranteed for the payment of the purchase price of property or assets evidenced by a note or similar instrument.

         "Additional senior obligations" means all of our obligations to make payment pursuant to the terms of financial instruments, such as (A) securities contracts and foreign currency exchange contracts, (B) derivative instruments, such as swap agreements, including interest rate and foreign exchange rate swap agreements, cap agreements, floor agreements, collar agreements, interest rate agreements, foreign exchange rate agreements, options, commodity futures contracts, commodity option contracts, and (C) similar financial instruments, other than obligations on account of senior indebtedness and obligations on account of indebtedness for money borrowed ranking equally with or subordinate to the subordinated debt securities.

         As of September 30, 2001, we had no subordinated debt outstanding.

         The subordinated indenture does not limit or prohibit the incurrence of additional senior indebtedness or additional senior obligation, which may include indebtedness that is senior to the subordinated debt securities, but subordinate to our other obligations. Any prospectus supplement relating to a particular series of subordinated debt securities will set forth the aggregate amount of our indebtedness senior to the subordinated debt securities as of a recent practicable date.

         The subordinated debt securities will rank equally in right of payment with each other.

         The prospectus supplement may further describe the provisions, if any, which may apply to the subordination of the subordinated debt securities of a particular series.

Restrictive Covenants

         The subordinated indenture does not contain any significant restrictive covenants. The prospectus supplement relating to a series of subordinated debt securities may describe certain restrictive covenants, if any, to which we may be bound under the subordinated indenture.


                             PLAN OF DISTRIBUTION

         We may sell securities:

         o to the public through a group of underwriters managed or co-managed by one or more underwriters;

         o    through one or more agents; or

         o    directly to purchasers.

         The distribution of the securities may be effected from time to time in one or more transactions:

         o at a fixed price, or prices, which may be changed from time to time;

         o    at market prices prevailing at the time of sale;

         o    at prices related to those prevailing market prices; or

         o    at negotiated prices.

         Each prospectus supplement will describe the method of distribution of the securities and any applicable restrictions.

         The prospectus supplement with respect to the securities of a particular series will describe the terms of the offering of the securities, including the following:

          o    the name of the agent or the name or names of any underwriters;

          o    the public offering or purchase price;

          o any discounts and commissions to be allowed or paid to the agent or underwriters;

          o    all other items constituting underwriting compensation;

          o    any discounts and commissions to be allowed or paid to dealers;
               and

          o    any exchanges on which the securities will be listed.

         We may agree to enter into an agreement to indemnify the agents and the several underwriters against certain civil liabilities, including liabilities under the Securities Act or to contribute to payments the agents or the underwriters may be required to make.

         If so indicated in the applicable prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by certain institutions to purchase debt securities from us pursuant to delayed delivery contracts providing for payment and delivery on the date stated in the prospectus supplement. Each contract will be for an amount not less than, and the aggregate amount of securities sold pursuant to those contracts will be equal to, the respective amounts stated in the prospectus supplement. Institutions with whom the contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but will in all cases be subject to our approval.

Delayed delivery contracts will not be subject to any conditions except that:

          o the purchase by an institution of the debt securities covered under that contract will not at the time of delivery be prohibited under the laws of the jurisdiction to which that institution is subject; and

          o if the debt securities are also being sold to underwriters acting as principals for their own account, the underwriters will have purchased those debt securities not sold for delayed delivery. The underwriters and other persons acting as our agents will not have any responsibility in respect of the validity or performance of delayed delivery contracts.

     Certain of the underwriters and their associates and affiliates may be customers of, have borrowing relationships with, engage in other transactions with, and/or perform services, including investment banking services, for, us or one or more of our affiliates in the ordinary course of business.


                                LEGAL OPINIONS


     The validity of the securities offered hereby will be passed upon for us by Muldoon Murphy & Faucette LLP, Washington, D.C. Sidley Austin Brown & Wood LLP, New York, New York, will pass upon certain matters for the underwriters.


                                    EXPERTS


     The consolidated financial statements of Roslyn Bancorp, Inc. and subsidiaries as of December 31, 2000 and December 31, 1999 and for each of the years in the three-year period ended December 31, 2000 have been incorporated by reference herein in reliance upon the report, also incorporated by reference herein, of KPMG LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.

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

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You should rely on the information contained in this                                         $
prospectus supplement or that to which we have referred
you.  We have not authorized anyone to provide you with
any additional or different information.  This prospectus
supplement does not constitute an offer to sell, or the
solicitation of an offer to buy, any of the securities
offered hereby to any person in any jurisdiction in which                           Roslyn Bancorp, Inc.
such offer or solicitation would be unlawful.  The affairs
of Roslyn Bancorp, Inc. may change after the date of this
prospectus supplement.  Delivery of this prospectus
supplement and the sales of securities made hereunder does
not mean otherwise.                                                                    % Senior Notes
                                                                                         Due , 2008
                       ------------


                     TABLE OF CONTENTS

                   Prospectus Supplement                                        ___________________________
                                     Page
                                                                                   PROSPECTUS SUPPLEMENT
Forward-Looking Statements..........................S-2                         ___________________________
Roslyn Bancorp, Inc.................................S-3
Selected Consolidated Financial Data................S-4
Capitalization......................................S-7
Use of Proceeds.....................................S-7
Description of Notes................................S-8
Book-Entry Issuance................................S-11
Certain United States Federal Income Tax
Consequences ......................................S-12
Underwriting.......................................S-15
Ratings............................................S-16                               November , 2001
Legal Matters......................................S-16

                        Prospectus
                                     Page

About This Prospectus.................................4
Where You Can Find More Information...................4
Forward-Looking Statements............................6
Roslyn Bancorp, Inc...................................7
Consolidated Ratios of Earnings to
    Fixed Charges.....................................7
Use of Proceeds.......................................8                       Sandler O'Neill & Partners, L.P.
Regulation and Supervision............................9
Description of Debt Securities.......................10
Senior Debt Securities...............................17
Subordinated Debt Securities.........................19
Plan of Distribution.................................20
Legal Opinions.......................................21
Experts..............................................21

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